                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       AMERIN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                               AMERIN CORPORATION

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                               Chicago, Illinois
                                                                   April 3, 1998

To the Stockholders:

    The Annual Meeting of Stockholders of Amerin Corporation (the "Company") will be held on May 20, 1998, at 10:00 a.m., local time, at the principal executive offices of the Company, 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125, for the following purposes:

    1. To elect two Class III directors to serve for a three-year term expiring in 2001;

    2. To approve an amendment to the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan") increasing from 300,000 to 400,000 the number of shares of the Company's Common Stock with respect to which awards may be granted to any participant under the Stock Incentive Plan in any four-year period beginning on or after September 19, 1995;

    3. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only holders of record of the Company's Common Stock at the close of business on March 27, 1998, will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors

                                          Randolph C. Sailer II
                                          SECRETARY

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                               AMERIN CORPORATION
                      200 East Randolph Drive, 49th Floor
                          Chicago, Illinois 60601-7125

                              --------------------

                                PROXY STATEMENT
                              --------------------

                                 April 3, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Amerin Corporation (the "Company") to be used at the 1998 Annual Meeting of Stockholders of the Company on May 20, 1998, at 10:00 a.m., local time, to be held at the principal executive offices of the Company, 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about April 3, 1998. The Company's Annual Report to Stockholders for the year ended December 31, 1997 is enclosed.

    Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock") at the close of business on March 27, 1998, will be entitled to vote at the meeting. As of such date, there were 24,454,699 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote. Holders of the Company's nonvoting common stock, par value $.01 per share (the "Nonvoting Common Stock"), are not entitled to notice of, or to vote at, the 1998 Annual Meeting.

    The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the board of directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the 1998 Annual Meeting.

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material to the beneficial owners of Common Stock held of record by such record holders and will be reimbursed by the Company upon request for their out-of-pocket expenses.

    Votes cast by proxy or in person at the 1998 Annual Meeting will be tabulated by the election inspectors appointed for the 1998 Annual Meeting. The presence at the 1998 Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote shall constitute a quorum. The election inspectors will treat abstentions and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    The Company's board of directors is divided into three classes, with the directors of each class elected for a term of three years and until their successors are elected. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a three-year term. The following two incumbent directors whose terms expire at the 1998 Annual Meeting have been nominated and recommended by the board of directors for election to serve as directors for a three-year term of office ending at the 2001 Annual Meeting and thereafter until a successor is duly elected and qualified.

                 Timothy A. Holt                Larry E. Swedroe

    Each of the nominees for election has agreed to serve if elected. In the event that any nominee should become unavailable for election, the board of directors may designate a substitute nominee, in which event the shares represented by proxies at the 1998 Annual Meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

STOCKHOLDER VOTE REQUIRED

    Each nominee receiving a plurality of the votes cast at the 1998 Annual Meeting will be elected as a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed, but which do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or both of the nominees will be disregarded in the calculation of a plurality of the "votes cast."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE AND DULY SIGNED AND RETURNED PROXIES WILL BE SO VOTED UNLESS YOU INDICATE OTHERWISE.

    The following table sets forth as of March 15, 1998, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company and directorships in certain other corporations.

                 NAME                   AGE            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
--------------------------------------  --- ------------------------------------------------------------
NOMINATED FOR ELECTION
For a Term Ending 2001

Timothy A. Holt ......................  45  Mr. Holt has been Chief Investment Officer of Aetna Inc.
Director Since 1992                         since September 1997. From February 1996 to September 1997, he was Senior Vice President and Chief Financial Officer of
                                            Aetna Life Insurance and Annuity Company and a Vice
                                            President of Aetna Life Insurance Company (Aetna) since June
                                            1987. He has been a director of Amerin Guaranty since
                                            September 1992.

Larry E. Swedroe .....................  46  Mr. Swedroe has been a principal of Buckingham Asset
Director Since 1996                         Management, Inc., a personal investment advisory firm, since
                                            May 1996. From January 1994 to April 1996, he was Vice
                                            Chairman of Residential Services Corporation of America
                                            (RSCA), the holding company for Prudential Home Mortgage and
                                            Lender's Service, Inc. Prior thereto, he served as a
                                            Managing Director of RSCA from November 1986 through
                                            December 1993.

DIRECTORS CONTINUING IN OFFICE
Term Ending 1999

Gerald L. Friedman ...................  60  Mr. Friedman founded the Company and has been Chairman of
Director Since 1992                         the Company and Amerin Guaranty since April 1992 and was
                                            President of the Company and Amerin Guaranty from December
                                            1996 through November 1997. Prior thereto, he founded and
                                            served as Chairman and President of Financial Guaranty
                                            Insurance Corporation from September 1983 to December 1990.
                                            Mr. Friedman began his career with Mortgage Guaranty
                                            Insurance Corporation (MGIC) in 1961, and, from 1978 to
                                            1981, Mr. Friedman was President of MGIC Investment
                                            Corporation, the holding company of MGIC. Mr. Friedman has been a director of Amerin Guaranty since April 1992.

Alan E. Goldberg .....................  43  Mr. Goldberg has been a Managing Director of Morgan Stanley
Director Since 1992                         & Co. Incorporated since January 1988, is Vice Chairman of
                                            MSLEF, Inc., and of Morgan Stanley Capital Partners III,
                                            Inc. Mr. Goldberg also serves as director of CIMIC Holdings
                                            Limited, Centre Cat Limited, Hamilton Services Limited,
                                            Jefferson Smurfit Corporation and several private companies.
                                            Mr. Goldberg has been a director of Amerin Guaranty since
                                            April 1992.

                 NAME                   AGE            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
--------------------------------------  --- ------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE
Term Ending 2000

Howard I. Hoffen .....................  34  Mr. Hoffen is currently a Managing Director, from November
Director since 1993                         1996 was a Principal, from February 1994 through November
                                            1996 was a Vice President, and from September 1989 through
                                            February 1994 an Associate, at Morgan Stanley & Co.
                                            Incorporated. He is a Vice President of The Morgan Stanley
                                            Leveraged Equity Fund II, Inc. (MSLEF, Inc.), which is the general partner of The Morgan Stanley Leveraged Equity Fund
                                            II, L.P. (MSLEF) and a Director of Coho Energy Inc. and
                                            Catalytica, Inc. Mr. Hoffen has been a director of Amerin
                                            Guaranty since January 1993.

    On January 29, 1998, Peter H. Gleason resigned as a Class II director of the Company and Amerin Guaranty. The Company is in the process of selecting a new Class II director to take Mr. Gleason's place on the board of directors. It is expected that the new director will be appointed by the board of directors pursuant to the Company's By-Laws subsequent to the date of mailing of this Proxy Statement, and will be nominated for election by the stockholders of the Company at the 1999 Annual Meeting of Stockholders for a two-year term ending at the 2001 Annual Meeting of the Stockholders.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held seven meetings during 1997. All directors (with the exception of Mr. Holt) attended at least 75% of the meetings of the board and any committee on which they serve held during 1997 or the portion of 1997 during which they were a director, except for. Mr. Holt attended three of the seven meetings of the board held during 1997, and did not attend the single Audit Committee meeting held during 1997.

    The board of directors has an Audit Committee, a Compensation Committee, a Stock Plan Committee, and a Finance Committee. The board does not have a nominating or similar committee. The present members of the Audit Committee are Timothy A. Holt (Chairman) and Howard I. Hoffen. The responsibilities of the Audit Committee include: recommending to the board of directors the independent auditors to be selected to conduct the annual audit of the books and records of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal accounting and financial controls of the Company with the independent auditors and the Company's financial and accounting staff. The Audit Committee met once during 1997.

    The Compensation Committee of the board of directors of Amerin Corporation is comprised of Alan E. Goldberg (Chairman), Larry E. Swedroe and Gerald L. Friedman. The Compensation Committee was previously comprised of Mr. Goldberg (Chairman) and Mr. Gleason (who resigned as a director of Amerin on January 29, 1998) from April 21, 1997 through February 5, 1998, and of Mr. Goldberg (Chairman) and Mr. Friedman from the inception of the Compensation Committee in December 1995 through April 21, 1997. Actions of the Compensation Committee require a unanimous vote, except that Mr. Friedman does not participate in consideration of his own compensation. During Mr. Friedman's prior tenure on the Compensation Committee, the compensation of Mr. Friedman was determined by the members of the board of directors of Amerin Corporation, none of whom (other than Mr. Friedman) is an officer or employee of Amerin Corporation. Mr. Friedman did not participate in the board's approval of his own compensation. The responsibilities of the Compensation Committee include: reviewing and approving executive compensation, including setting salaries and bonuses, approving employment agreements, establishing stock incentive plans and bonus plans and making awards thereunder and any related matters. The Compensation Committee met twice during 1997.

    On February 5, 1998, the Board established a Stock Plan Committee to deal with all issues relating to the Company's 1992 Long-Term Stock Incentive Plan. The current members of the Stock Plan Committee are Larry E. Swedroe (Chairman) and Alan E. Goldberg.

    The current members of the Finance Committee are Larry E. Swedroe (Chairman), Gerald L. Friedman and Alan E. Goldberg. Until February 5, 1998, the members of the Finance Committee were Alan E. Goldberg (Chairman), Gerald L. Friedman and Howard I. Hoffen. The responsibilities of the Finance Committee include: recommending to the board of directors the investment advisor(s) to be selected to manage the investment of the Company's assets; reviewing and modifying as necessary the Company's internal investment guidelines; and reviewing the performance of the Company's investment portfolio. The Finance Committee met twice during 1997.

COMPENSATION OF DIRECTORS

    No additional compensation is paid to any director who is an employee of the Company or of any of its subsidiaries for service on the board of directors. Directors who are not representatives of the original group of five institutional investors ("Outside Directors") receive $2,000 for each board meeting attended. In addition, each Outside Director receives (i) at his or her election, either (A) $30,000 in cash or (B) an annual grant of shares of Common Stock under the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"), with the number of shares equal to $30,000 divided by the Fair Market Value (as defined below) of a share of the Company's Common Stock on the Grant Date (as defined below), and (ii) an annual grant under the Stock Incentive Plan of non-qualified options to purchase 1,000 shares of Common Stock. The options will vest in three equal installments on the first, second and third anniversaries of the Grant Date, and will be subject to an exercise price per share equal to the Fair Market Value of a share of Common Stock on the Grant Date. For purposes of the foregoing, the "Fair Market Value" of a share of Common Stock is the closing price per share of the Common Stock on the Nasdaq National Market on the first day prior to the Grant Date on which the Nasdaq National Market was open for trading. The "Grant Date" is the date of the Annual Meeting of Stockholders of the Company; provided, however, that if a director is appointed on a date other than the date of the Annual Meeting of Stockholders, the "Grant Date" in such year shall be the date of such appointment. Directors receive no additional compensation for service on committees of the board. Outside Directors are reimbursed for travel and expenses related to attendance at meetings of the board of directors or board committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the shares beneficially owned as of March 16, 1998 (except as noted) by: (i) each person or entity that is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each director of the

Company, including the nominees for reelection as directors; (iii) each Executive Officer named in the Summary Compensation Table herein; and (iv) all directors and executive officers as a group.

                                                                                           SHARES
                                                                                        BENEFICIALLY     PERCENT OF
                            NAME OF BENEFICIAL OWNER(1)                                     OWNED           CLASS
------------------------------------------------------------------------------------  -----------------  -----------
Gerald L. Friedman..................................................................     1,045,342 (2)          4.3%

Alan E. Goldberg....................................................................       705,018 (3)          2.9%

Howard I. Hoffen....................................................................       705,018 (3)          2.9%

Timothy A. Holt.....................................................................     1,016,938 (4)          4.1%

Larry E. Swedroe....................................................................         2,760 (5)            *

James G. Engelhardt.................................................................        55,371 (6)            *

Roy J. Kasmar.......................................................................        82,946 (7)            *

Jerome J. Selitto...................................................................       219,490 (8)            *

R. Bruce Van Fleet, III.............................................................        20,100 (9)            *

  All directors and executive officers as a group (16 persons)......................     3,302,230 (10)        13.4%

First Plaza Group Trust ............................................................     1,350,189              5.3%
  Mellon Bank, N.A., as Trustee
  One Mellon Bank Center
  Pittsburgh, PA 15258

Jurika & Voyles, L. P ..............................................................     1,976,033 (11)         8.0%
  1999 Harrison Street, Suite 700
  Oakland, CA 94612

Legg Mason, Inc. ...................................................................     1,800,613 (11)         7.3%
  100 Light Street
  Baltimore, MD 21202

Mellon Bank Corporation ............................................................     1,457,095 (11)         5.9%
  One Mellon Bank Center
  Pittsburgh, PA 15258

--------------------

 * Less than one percent

 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be.

 (2) Includes 55,600 shares of Common Stock issuable upon exercise of stock options, 7,500 shares held by the Friedman Family Foundation (the "Foundation"), a private charitable foundation, 30,000 shares held by the Gerald. L. Friedman Charitable Remainder Unitrust of 1997 (the "GLF Unitrust"), a charitable remainder trust, 30,000 shares held by the Sheree
    A. Friedman Charitable Remainder Unitrust of 1997 (the "SAF Unitrust") a charitable remainder trust, 6,875 shares (as to which Mr. Friedman disclaims beneficial ownership) held by the Sarah Beth Friedman 1989 Trust, a trust created for the benefit of Mr. Friedman's daughter, 6,875 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Rachael L. Friedman (Mr. Friedman's daughter), and 7,000 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Daniel B. Rand.

 (3) All of the shares shown are held by two wholly-owned subsidiaries of Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD"). Mr. Goldberg and Mr. Hoffen are a Managing Director and principal, respectively, of Morgan Stanley & Co., Incorporated, an affiliate of MSDWD. Share data shown for such individuals reflects shares shown as held by the two wholly-owned subsidiaries of MSDWD, as to which such individuals disclaim beneficial ownership.

 (4) All of the shares shown are held by Aetna Life Insurance Company ("Aetna"). Mr. Holt is an officer and director of Aetna. He may be deemed to share the power to vote and dispose of the shares of Common Stock held by Aetna and may therefore be deemed the beneficial owner of such shares. Mr. Holt disclaims beneficial ownership of such shares.

 (5) Includes 667 shares of Common Stock issuable upon exercise of stock options.

 (6) Includes 37,563 shares of Common Stock issuable upon exercise of stock options.

 (7) Includes 61,201 shares of Common Stock issuable upon exercise of stock options.

 (8) Includes 137,100 shares of Common Stock issuable upon exercise of stock options.

 (9) Includes 19,900 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 499,371 shares of Common Stock issuable upon exercise of stock options, 705,018 shares in the aggregate for Messrs. Goldberg and Hoffen and 1,016,938 shares for Mr. Holt. Messrs. Goldberg, Hoffen and Holt have disclaimed beneficial ownership of such shares as described in Notes (3) and
    (4) above.

(11) Share ownership numbers and percentages are as of December 31, 1997, the last date at which each of these holders was required to report such ownership.

SECTION 16(a) COMPLIANCE

    Section 16 (a) of the Securities Exchange Act of 1934 requires that the Company's officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities file with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. certain reports with respect to beneficial ownership of the Company's equity securities.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations provided to the Company by each executive officer, director and 10% beneficial owner, the Company believes each such person filed on a timely basis the reports required by Section 16(a) with respect to the beneficial ownership of equity securities of the Company during the fiscal year ended December 31, 1997 except as follows:
Mr. Selitto inadvertently reported late one bona fide gift.

EXECUTIVE COMPENSATION

    Summary Compensation Table. The following table provides information relating to compensation for the year ended December 31, 1997 for the Chairman and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                                            ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                  ---------------------------------------  ---------------------------------------
                                                                                     AWARDS              PAYOUTS
                                                                           --------------------------  -----------
                                                                           RESTRICTED    SECURITIES
                                                            OTHER ANNUAL      STOCK      UNDERLYING       LTIP        ALL OTHER
NAME AND                                                    COMPENSATION     AWARDS     OPTIONS/SARS     PAYOUTS    COMPENSATION
PRINCIPAL POSITION       YEAR      SALARY($)    BONUS($)         ($)           ($)           (#)           ($)           ($)
---------------------  ---------  -----------  -----------  -------------  -----------  -------------  -----------  -------------
Gerald L.                   1997   $ 240,000    $  90,000            --            --       278,000            --            --
 Friedman ...........       1996   $ 215,000    $ 101,000            --            --            --            --            --
 Chairman and Chief         1995   $ 200,000    $ 100,000            --            --            --            --            --
 Executive Officer

Roy J. Kasmar(1) ....       1997   $ 245,000    $  86,875            --            --       100,000            --     $ 102,188
 President and Chief        1996   $ 143,013    $  74,000                   $ 514,400       178,345                   $ 105,509
 Operating Officer

Jerome J. Selitto ...       1997   $ 265,000    $  60,375            --            --       278,000            --            --
 Vice Chairman              1996   $ 245,000    $  66,000            --            --            --            --            --
                            1995   $ 240,000    $  45,000            --            --                          --            --

James G.                    1997   $ 205,000    $  65,000            --            --        55,000            --            --
 Engelhardt .........       1996   $ 195,000    $  66,000            --                          --            --            --
 Executive Vice             1995   $ 185,000    $  40,000
 President

R. Bruce Van Fleet,         1997   $ 210,000    $  58,505            --            --        55,500            --            --
 III(2) .............       1996   $ 200,000    $  42,475            --            --            --            --            --
 Senior Vice                1995   $  16,667           --            --            --        22,000            --            --
 President

-------------------------

(1) Mr. Kasmar joined Amerin Guaranty in May 1996 at an annual salary of $245,000. Of the amounts set forth for Mr. Kasmar for 1996 and 1997, respectively, under "All Other Compensation," $105,190 and $102,188, represent payment to Mr. Kasmar with respect to relocation expenses.

(2) Mr. Van Fleet joined Amerin Guaranty in December 1995 at an annual salary of $200,000.

    STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information regarding grants of stock options made during 1997 to the Named Executive Officers pursuant to the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"). No grants of stock appreciation rights were made during 1997 to any of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                         OF ASSUMED ANNUAL RATES OF
                                NUMBER OF
                               SECURITIES      % OF TOTAL                                    STOCK PRICE ANNUAL
                               UNDERLYING    OPTIONS GRANTED    EXERCISE                APPRECIATION FOR OPTION TERM
                                 OPTIONS      TO EMPLOYEES        PRICE     EXPIRATION  ----------------------------
            NAME                 GRANTED     IN FISCAL YEAR    ($/SH.)(1)      DATE         5%($)         10%($)
-----------------------------  -----------  -----------------  -----------  ----------  -------------  -------------
G. Friedman(2)...............     278,000            27.1%          17.75    4/21/07    $   3,102,480  $   7,864,620
R. Kasmar (2)................      38,500             3.8%          17.75    4/21/07    $     429,660  $   1,089,165
                                   61,500             6.0%         22.875    11/14/07   $     884,678  $   2,241,983
J. Selitto(2)................     278,000            27.1%          17.75    4/21/07    $   3,102,480  $   7,864,620
J. Engelhardt(2).............      55,500             5.4%          17.75    4/21/07    $     619,380  $   1,570,095
R.B. Van Fleet, III..........      55,500             5.4%          17.75    4/21/07    $     619,380  $   1,570,095

--------------------

(1) Based on the last reported sale price of the Common Stock on the Nasdaq National Market on the business day immediately preceding the grant date.

(2) Twenty percent of each of the options awards vests on each of the first five anniversaries of the award.

    STOCK OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES. The following table sets forth information regarding the number and value of securities resulting from the exercise of stock options by the Named Executive Officers and the underlying unexercised stock options held by the Named Executive Officers as of December 31, 1997.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS
                                                              OPTIONS/ SARS AT FISCAL      AT FISCAL YEAR END
                                     SHARES                        YEAR END (#)                  ($) (1)
                                   ACQUIRED ON      VALUE     -----------------------  ---------------------------
                                    EXERCISE      REALIZED         EXERCISABLE/               EXERCISABLE/
              NAME                     (#)           ($)           UNEXERCISABLE              UNEXERCISABLE
--------------------------------  -------------  -----------  -----------------------  ---------------------------
G. Friedman.....................            0              0               0/278,000                $0/$2,849,500
R. Kasmar.......................            0              0          35,633/242,532          $158,066/$1,342,076
J. Selitto......................            0              0         119,500/297,500        $2,832,690/$3,292,930
J. Engelhardt...................        7,000    $   133,000           28,333/69,937            $668,283/$897,172
R. B. Van Fleet, III............            0              0            4,400/73,100             $52,800/$780,075

--------------------

(1) In addition to the options shown as exercisable as of December 31, 1997, an additional 6,500, 4,813 and 4,400 of the options shown in the table as unexercisable became exercisable on January 1, 1998, for Mr. Selitto, Mr. Engelhardt and Mr. Van Fleet, respectively.

(2) The last reported sale price of the Common Stock on the Nasdaq National Market on December 31, 1997 ($28.00 per share) was used to determine the value of the in-the-money options. The dollar amounts shown represent the amount by which the product of such last reported sale price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

EMPLOYMENT AGREEMENT

    Amerin Guaranty had an employment agreement with Mr. Friedman providing for his continued employment as Chairman and Chief Executive Officer of Amerin Guaranty for a term expiring on May 1, 1997. Under his agreement, Mr. Friedman was obligated to devote the equivalent of at least two business days a week to Amerin Guaranty's affairs or such lesser or greater amount of time as he reasonably and in good faith determined and was not permitted to accept any other responsibilities, with or without compensation, that would be inconsistent with the services to be rendered by him under his employment agreement. He was entitled to an annual salary of $215,000, with salary increases subject to the discretion of the Compensation Committee, provided that Mr. Friedman's salary in any year would not be less than his annual salary for the preceding year. Mr. Friedman agreed in his employment agreement not to compete with the Company, Amerin Guaranty or any affiliate of either of them for 10 years following the termination of his employment, except for certain passive investments. Mr. Friedman has informed the Company that, notwithstanding the expiration of his employment agreement on May 1, 1997, he intends to maintain the level of involvement in the Company for the foreseeable future.

SEVERANCE AGREEMENTS

    In September 1997, the Company entered into severance agreements (the "Severance Agreements") with each of Messrs. Friedman, Kasmar and Selitto. The Severance Agreements provide for the payment of cash and the provision of certain employee benefits in the event that a "Change in Control" of the Company occurs and the executive is terminated within a two-year period following such Change in Control. Pursuant to the Severance Agreements, any of the following events will constitute a Change in Control: (i) A merger, reorganization, consolidation of the Company, or a sale or transfer of the assets of the Company, in which less than a majority of the combined voting power of the then-outstanding voting stock of the surviving entity immediately after such transaction is held in the aggregate by the holders of voting stock of the company immediately prior to such transaction; (ii) the filing of a Schedule 13D or Schedule 14D-1 disclosing that any person (other than one of the Company's five original institutional investors) has become the beneficial owner of securities representing 25% or more of the combined voting power of the then-outstanding voting stock of the Company. For purposes of the Severance Agreements, "termination" includes both actual termination and "constructive termination," which is defined as any of: (i) The failure to maintain the executive in substantially the same office or position which the executive held immediately prior to the Change of Control; (ii) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which the executive held immediately prior to the Change in Control; (iii) a reduction in the aggregate of the cash compensation (salary and bonus) received by the executive prior to the Change in Control; or (iv) the failure of the surviving entity after a Change of Control to assume the Company's obligations under the Severance Arrangements.

    In the event of a Change of Control and termination of any of Messrs. Friedman, Kasmar and Selitto as described above, the terminated executive will be entitled to the following benefits: (i) a cash payment equal to three times the executive's annual salary (not including any bonus); (ii) extension of Company medical benefits for two years; and (iii) payment of any certain "Excess Parachute Payment" excise tax amounts arising from the executive's receipt of value under the Severance Arrangements through a gross-up payment to the executive that covers (i) the applicable excise tax and (ii) the income tax and the excise tax on the gross-up payment itself. Under applicable federal tax laws, the Company (or its successor) will lose its income tax deductions for both (i) the amount of the Excess Parachute Payment and (ii) the gross-up payment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the board of directors of Amerin Corporation is comprised of Alan E. Goldberg (Chairman), Larry E. Swedroe and Gerald L. Friedman. The Compensation Committee was previously comprised of Mr. Goldberg (Chairman) and Mr. Gleason (who resigned as a director of Amerin on January 29, 1998) from April 21, 1997 through February 5, 1998, and of Mr. Goldberg (Chairman) and Mr. Friedman from the inception of the Compensation Committee in December 1995 through April 21, 1997. Actions of the Compensation Committee require a unanimous vote, except that Mr. Friedman did not participate in consideration of his own compensation. During Mr. Friedman's prior tenure on the Compensation Committee, the compensation of Mr. Friedman was determined by the members of the board of directors of Amerin Corporation, none of whom (other than Mr. Friedman) is an officer or employee of Amerin Corporation. Mr. Friedman did not participate in the board's approval of his own compensation. Commencing as of February 5, 1998, the compensation of Mr. Friedman will be determined by the other two members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company's Board of Directors have furnished the following report on executive compensation.

    COMPENSATION POLICY

    The goal of the Company's compensation policy is to attract and retain professionals of the highest quality who will help the Company achieve its business and financial objectives. In order to meet this goal, the Company must offer compensation which is competitive within the mortgage insurance industry. Because the Company is now publicly traded, executive compensation is now linked to both individual performance and the creation and maintenance of stockholder value. The compensation structure is designed to provide the opportunity for superior compensation for outstanding personal and corporate performance, as well as the possibility of significant reductions in total compensation due to poor performance. Currently, the two basic components of executive compensation are base salary and bonus.

    BASE SALARY

    The Compensation Committee will review base salary levels for executive officers each year in order to continue to meet the Company's goal of attracting and retaining executives of the highest quality. The Compensation Committee may utilize salary surveys comparing Company salary levels to those of executives who hold positions of similar overall responsibility. Salary adjustments will be based on general movement in external salary levels, individual performance, potential and changes in duties and responsibilities.

    ANNUAL BONUS COMPENSATION

    The relationship of base salary to bonus is intended to provide strong motivation for each executive officer to reach both personal and corporate goals. This relationship may vary depending on the nature and extent of the officer's responsibilities, as well as the ability of such officer to influence overall corporate performance.

    The composition of bonuses paid in January 1998 with respect to the 1997 year will vary for each executive officer. Depending on the officer, between 25% and 80% of the bonus will be based on corporate performance and between 20% and 75% will be based on attainment of performance goals specific to that officer. Officers with direct responsibility for, and greater ability to affect, Company revenues and/or expenses, have a significant effect on the ability of the Company to meet its overall operating and financial goals. As a result, the percentage of bonus based on corporate performance is higher for such officers than for officers without direct control over and responsibility for revenues and/or expenses. Annual bonuses are subject to upward adjustment at the Compensation's Committee's discretion based on significant events or achievements which took place during the course of the year which were not considered at the time the corporate and/or personal performance goals were established.

    STOCK OPTIONS

    In order to increase the likelihood of retaining the services of the most senior officers of the Company over time, in April 1997 the Compensation Committee and the Board of Directors granted stock options to Gerald L. Friedman, President and Chief Executive Officer of the Company, Roy J. Kasmar, Vice President and Chief Operating Officer of the Company, and Jerome J. Selitto, Vice Chairman of the Company. See "Executive Compensation--Option Grants in Last Fiscal Year." The Compensation Committee does not otherwise currently expect to utilize stock options as a regular component of annual executive compensation, however it may do so in the future. The Compensation Committee does currently expect that, in the event of future grants under the Stock Incentive Plan to executives, it will generally recommend grants of options to purchase shares rather than grants of shares of stock. However, the Compensation Committee may recommend grants of shares of Common Stock under the Stock Incentive Plan in connection with the recruitment of senior executives.

    SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company will be denied deductions in certain circumstances for compensation to the chief executive officer and the other four most highly compensated executive officers to the extent that compensation for any of such individuals exceeds one million dollars for a taxable year. Awards under the Company's Stock Incentive Plan are not subject to the loss of deduction rules under Section 162(m), but the other taxable components of executive compensation provided by the Company (e.g., base salary and bonus) are subject to such rules. In general the Company intends to avoid the loss of deduction under Section 162(m). In this regard, the Company generally intends to administer the Stock Incentive Plan in a manner that will cause the awards thereunder to remain deductible. Nevertheless, the Company reserves discretion to determine executive compensation in a manner which could result in the loss of deduction when doing so is in the best interests of the Company and its stockholders.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Friedman recused himself from consideration of all matters relating to his own compensation. The annual compensation awarded to the Company's chief executive officer in 1997 reflects the Company philosophy generally discussed above that compensation for executive officers should be based on Company and individual performance. Because the chief executive officer bears primary responsibility for the overall performance of the Company and the creation and maintenance of shareholder value, decisions regarding Mr. Friedman's annual compensation are based primarily on Company performance. The Compensation Committee, acting without input from Mr. Friedman, considered that the Company had achieved the majority of its strategic objectives for 1997 under Mr. Friedman's leadership, which objectives included the continuing expansion of its business and attainment of specified earnings goals. Mr. Friedman contributed to the attainment of these objectives through his overall leadership, his role in initiating and developing the Company's relationships with important clients, and his participation in the development and marketing of new products and approaches.

    In recognition of these accomplishments, the Compensation Committee increased Mr. Friedman's salary approximately 4.2% percent in 1998 over his 1997 base salary. With respect to bonus compensation, Mr. Friedman received 75% of his maximum targeted bonus for 1997 (paid in January 1998), and the Compensation Committee maintained his 1998 maximum target bonus at the level of his 1997 maximum target bonus.

ALAN E. GOLDBERG, CHAIRMAN
GERALD L. FRIEDMAN
LARRY E. SWEDROE

PERFORMANCE GRAPH

    The following graph shows the cumulative total stockholder return on the Common Stock during the period from November 22, 1995, the date on which the Common Stock began trading on the Nasdaq National Market, and December 31, 1996, as compared to the returns of the Nasdaq National Market Index and the Nasdaq Financial Index. The graph assumes $100 was invested on November 22, 1995, in the Company's Common Stock at its initial offering price of $16.00 per share, the Nasdaq National Market Index and the Nasdaq Financial Index, and that all dividends were reinvested. No dividends have been declared or paid on the Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
     AMONG COMPANY, NASDAQ NATIONAL MARKET INDEX AND NASDAQ FINANCIAL INDEX
                           (COMPUTED AS OF MONTH END)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               AMERIN CORPORATION         NASDAQ STOCK MARKET (U.S.)         NASDAQ FINANCIAL
11/22/95                         $100                               $100                    $100
12/95                             167                                103                     104
12/96                             161                                127                     134
12/97                             175                                156                     205

1992 LONG-TERM STOCK INCENTIVE PLAN

    The Company adopted the Stock Incentive Plan in 1992 to attract and retain exceptional executive personnel and other key employees, to provide performance-related incentives to achieve longer-range performance goals and to enable such employees to participate in the long-term growth and financial success of the Company. The Stock Incentive Plan was approved by the stockholders of the Company in 1992. Immediately prior to the Company's initial public offering in November 1995 (the "Offering"), the board of directors and stockholders of the Company approved an amendment and restatement of the Stock Incentive Plan that included various technical changes to such Plan and that reduced the percentage of the outstanding Common Stock available for awards under the Plan. At the Annual Meeting of Stockholders held on June 4, 1997, the shareholders of the Company approved an amendment to the Plan which increased from 200,000 to 300,000 the maximum total number of shares of Common Stock with respect to which Awards may be granted to any participant during any four-year period beginning on or after September 19, 1995. This number will be increased from 300,000 to 400,000 if the amendment of the Stock Incentive Plan described in Proposal 2 herein is approved by the Company's stockholders at the 1998 Annual Meeting of Stockholders.

    The Stock Incentive Plan is administered by, and all grants of shares and options under the Stock Incentive Plan are made by, the Compensation Committee. The following awards (collectively, "Awards") may be granted under and in accordance with the Stock Incentive Plan subject to such terms and conditions as the Compensation Committee may determine: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock and restricted stock units, (iv) performance awards based upon the achievement of such performance goals during such performance period as the Compensation Committee shall establish and (v) other stock-based awards (an "Other Stock-Based Awards") consisting of an Award of shares of Common Stock or an Award based on or related to shares of Common Stock and (vi) substitute awards granted in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by or combined with the Company ("Substitute Awards"). Each Award has been and will be evidenced by an award agreement delivered to the participant specifying the terms and conditions of the Award and any rules applicable thereto.

    Subject to adjustments as described below, as of the date of this Proxy Statement, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Stock Incentive Plan is 1,025,633 Shares of Common Stock underlying Substitute Awards are not, except in the case of Substitute Awards granted to participants who are officers or directors of the Company for purposes of Section 16 of the Exchange Act, counted against the number of shares of Common Stock available for Awards under the Stock Incentive Plan. The maximum total number of shares of Common Stock with respect to which Awards may be granted to any participant is 300,000 (400,000 if the amendment of the Stock Incentive Plan described in Proposal 2 herein is approved by the Company's stockholders) with respect to Awards granted during any four-year period beginning on or after September 19, 1995. No future award under the Stock Incentive Plan is determinable. If any shares of Common Stock covered by an Award granted under the Stock Incentive Plan, or to which an Award relates, are forfeited, or if an Award is settled for cash or otherwise terminates or is canceled without the delivery of shares, then the shares of Common Stock covered by such Award, or to which such Award relates or the number of shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted under the Stock Incentive Plan, to the extent of any such settlement, forfeiture, termination or cancellation, shall again be, or shall become, shares of Common Stock with respect to which Awards may be granted. In the event that any option or other Award granted under the Stock

Incentive Plan is exercised through the delivery of shares of Common Stock, the number of shares available for Awards under the Stock Incentive Plan shall be increased by the number of shares surrendered, to the extent permissible under applicable law. Notwithstanding the foregoing, the shares of Common Stock covered by the options previously granted under the Stock Incentive Plan and the shares of Common Stock previously issued under the Stock Incentive Plan to Mr. Brafman before the Offering, which options and shares were canceled upon the consummation of the Offering, are not available again for Awards. Any employee or prospective employee of the Company or any of its affiliates (including any officer or employee-director) may be designated as a participant in the Stock Incentive Plan.

    Subject to the provisions of the Stock Incentive Plan and applicable law, the Compensation Committee has full power and authority to (i) designate eligible individuals as participants in the Stock Incentive Plan, (ii) determine the type or types of Awards to be granted under the Stock Incentive Plan, (iii) determine the form and substance of grants made under the Stock Incentive Plan to each participant, and the conditions and restrictions subject to which such grants are made, (iv) interpret and administer the Stock Incentive Plan, (v) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Stock Incentive Plan and (vi) make any other determination and take any other action that it deems necessary or desirable for the administration of the Stock Incentive Plan including antidilution and similar adjustments to the terms and conditions of Awards and to the number of shares of Common Stock available for Awards under the Stock Incentive Plan.

    Both incentive stock options subject to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options (together with incentive stock options, the "Options") may be granted under the Stock Incentive Plan at such exercise prices as the Compensation Committee shall establish, provided, that such exercise price is not less than 100% of the fair market value of the Common Stock on the date the Option is granted. Options become exercisable at such times and subject to such terms as the Compensation Committee may determine at the time of grant. Although incentive stock options generally may not have a term of more than 10 years, there is no limit on the term of non-qualified stock options under the Stock Incentive Plan. A participant may pay the exercise price of an Option and any applicable withholding amounts in cash, by check, in nonforfeitable, unrestricted shares of Common Stock, pursuant to a cashless exercise arrangement with a broker that is a member of the NASD, or by a combination of the foregoing.

    Stock appreciation rights ("SARs") may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs shall not be exercisable earlier than six months after the grant date and shall have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the grant, or, in the case of a stock appreciation right granted in tandem with or in addition to another Award, at the time of grant of such related Award. An SAR entitles the holder to receive an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the SAR.

    Restricted stock and restricted stock units are subject to risks of forfeiture and restrictions on transfer determined by the Compensation Committee at the time of grant. Without limiting the generality of the foregoing, such a risk of forfeiture may lapse based upon the performance of services by the participant, the passage of time or the occurrence of specified events, and such a restriction on transfer may include rights of repurchase or first refusal in the Company. Upon the lapse of such risks of forfeiture and restrictions on transfer, a recipient of a share of restricted stock will hold an unrestricted share of

Common Stock, and a recipient of a restricted stock unit will receive payment equal to the value of a share of Common Stock (which may be paid in cash, Common Stock or other property). Dividends paid on shares of restricted stock may be paid directly to the participant or reinvested in shares of restricted stock or restricted stock units, as determined by the Compensation Committee.

    Performance awards entitle the participant to an award denominated in cash or shares of Common Stock and payable upon the attainment of predetermined performance objectives, as specified by the Compensation Committee. Such awards are paid at such time and in such manner as the Compensation Committee may determine.

    An Other Stock-Based Award consists of any right that is based on, related to or payable in shares of Common Stock other than an Option, share of restricted stock, restricted stock unit or performance award. An Other Stock-Based Award may be subject to such terms and conditions as the Compensation Committee may determine. In addition, the Compensation Committee in its discretion may provide that a participant will receive dividends or dividend equivalent payments in connection with an Other Stock-Based Award. The price at which securities may be purchased pursuant to any Other Stock-Based Award granted by the Company shall not be less than 100% of the fair market value of the securities to which such Other Stock-Based Award relates on the date of grant.

    An Award may be exercised only by the participant during the participant's lifetime, or, if permissible under applicable law, by the participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a "QDRO"). In addition, no Award that constitutes a "derivative security," for purposes of Section 16 of the Exchange Act, may be assigned, alienated, transferred or encumbered by a participant other than by will, by the laws of descent and distribution or pursuant to a QDRO.

    No Awards may be granted under the Stock Incentive Plan after December 31, 2005.

    The Stock Incentive Plan may be amended or terminated by the board of directors at any time; provided, however, that no such amendment or termination shall be made without the approval of the Company's stockholders if such approval is necessary to comply with any tax or regulatory requirement. In addition, the Compensation Committee may amend, suspend, discontinue, cancel or terminate any granted Award (including without limitation, by resetting the exercise price, performance goals or other terms of the Award or by replacing the Award with an Award of a different form or type relating to the same or a different number of shares of Common Stock), but no such amendment, suspension, discontinuance, cancellation or termination that would impair the rights of a participant in the Stock Incentive Plan or any holder of an Award will be effective without the consent of such participant or holder.

    The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Stock Incentive Plan based on U.S. federal income tax laws in effect on January 1, 1998. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

    NON-QUALIFIED STOCK OPTIONS. In general: (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of Common Stock and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

    INCENTIVE STOCK OPTIONS. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

    If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

    STOCK APPRECIATION RIGHTS. No income will be recognized by the recipient of a stock appreciation right in connection with the grant of such stock appreciation right. When a stock appreciation right is exercised, the recipient thereof normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any other nonrestricted property, received pursuant to such exercise.

    RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The recipient of restricted stock or restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of such stock or units reduced by any amount paid by the participant at such time as the shares or units are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of such shares or units will have taxable ordinary income on the date of transfer of the shares or units equal to the excess of the fair market value thereof (determined without regard to the restrictions) over the purchase price, if any, of the shares or units (an "83(b) election"). If an 83(b) election has not been made, any dividends received with respect to restricted stock subject to restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

    PERFORMANCE AWARDS. No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any other nonrestricted property received.

    SPECIAL RULES APPLICABLE TO OFFICERS AND DIRECTORS. In limited circumstances where the sale of stock that is received as the result of a grant of an Award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above.

TAX CONSEQUENCES TO THE COMPANY OR A SUBSIDIARY

    To the extent and at the time that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services generally will be entitled to a corresponding deduction, provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) the deduction of the income is not disallowed in whole or in part by the $1 million deduction limitation applicable to certain compensation paid to executives of publicly-held corporations, and (iii) any applicable withholding obligations are satisfied. As a consequence of the foregoing, the Company or the subsidiary for which a participant performs services will not be entitled to a deduction corresponding to the timely exercise of an incentive stock option granted to such participant. With respect to the $1 million deduction limitation, the Company and the Compensation Committee will seek to maximize the deductibility of the compensation paid by the Company to the extent that doing so is consistent with their other compensation policies and objectives.

                         STOCK INCENTIVE PLAN BENEFITS

    Grants or awards under the Stock Incentive Plan from the inception of the Stock Incentive Plan through March 15, 1998 were made to the named executive officers, other officers, key employees and directors, as indicated in the table below.

                                                                                  STOCK
                                                                                 OPTIONS       RESTRICTED SHARES
                                                                                 GRANTED            AWARDED
                                                                GRANT/AWARD    -----------  -----------------------
                     NAME AND POSITION                             YEAR          NUMBER      NUMBER    VALUE ($)(1)
------------------------------------------------------------  ---------------  -----------  ---------  ------------
Gerald L. Friedman..........................................          1992              --         --           --
  Chairman, President                                                 1993              --         --           --
  and Chief Executive                                                 1994              --         --           --
  Officer                                                             1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997         278,000         --           --

Roy J. Kasmar (2)...........................................          1996         178,165     21,835   $  514,400
  Executive Vice President                                            1997         100,000         --           --
  and Chief Operating Officer

Jerome J. Selitto...........................................          1992         113,000     28,250   $  119,780
  Executive Vice President                                            1993              --         --           --
                                                                      1994          26,000      6,500   $   34,190
                                                                      1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997         278,000         --           --

James G. Engelhardt.........................................          1992          53,000     13,250   $   56,180
  Executive Vice President                                            1993              --         --           --
                                                                      1994          19,250      4,875   $   25,643
                                                                      1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997          55,500         --           --

                                                                                  STOCK
                                                                                 OPTIONS       RESTRICTED SHARES
                                                                                 GRANTED            AWARDED
                                                                GRANT/AWARD    -----------  -----------------------
                     NAME AND POSITION                             YEAR          NUMBER      NUMBER    VALUE ($)(1)
------------------------------------------------------------  ---------------  -----------  ---------  ------------
R. Bruce Van Fleet, III.....................................          1995          22,000         --           --
  Senior Vice President                                               1996              --         --           --
                                                                      1997          55,500         --           --

Executive Group.............................................          1992         395,000    848,875   $  629,230
                                                                      1993          35,500      8,875   $   37,630
                                                                      1994         151,750     38,125   $  200,538
                                                                      1995          31,000      2,250   $   11,925
                                                                      1996         237,130     21,835   $  514,400
                                                                      1997         977,397         --           --

Non-Executive Director Group................................          1992              --         --           --
                                                                      1993              --         --           --
                                                                      1994              --         --           --
                                                                      1995              --         --           --
                                                                      1996           1,000        830   $   21,995
                                                                      1997           1,000      1,263           --

Non-Executive Officer.......................................          1992          35,000      8,875   $   37,630
  Employee Group                                                      1993          35,500      8,875   $   37,630
                                                                      1994          51,500     13,000   $   68,380
                                                                      1995          38,900         --           --
                                                                      1996          18,612         --           --
                                                                      1997          48,815         --           --

--------------------

(1) Reflects value on date of award.

(2) Mr. Kasmar joined Amerin Guaranty on date of award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    STOCKHOLDERS AGREEMENT

    Until October 22, 1997, the Company, MSLEF, JP Morgan Capital Corporation ("JPMCC"), Aetna, First Plaza Group Trust (a trust organized for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries) and Leeway & Co. (a nominee for the Long Term Investment Trust, formerly known as the AT&T Master Pension Trust) (collectively, the "Principal Stockholders") and Mr. Friedman and Stuart M. Brafman and certain "Permitted Transferees" (as defined in the Stockholders Agreement) were parties to the Amended and Restated Shareholders Agreement, dated as of November 1, 1995 (the "Stockholders Agreement"). As of October 22, 1997, the Stockholders Agreement was terminated pursuant to the mutual agreement of all parties thereto. The Stockholders Agreement set forth certain rights and obligations of the parties with respect to the Common Stock of the Company and the ownership and corporate governance of the Company, as described below.

    DESIGNATION AND ELECTION OF DIRECTORS

    Each party to the Stockholders Agreement other than JPMCC and each grantee under the Stock Incentive Plan (each, a "Plan Grantee") was required to vote its shares of Common Stock and each party to the Stockholders Agreement was required to take such other action necessary to elect to the board persons designated for election in accordance with the following procedures: (i) MSLEF could designate one member of the board so long as it and its Permitted Transferees held at least 2.5% of the aggregate outstanding Common Stock and Nonvoting Common Stock (collectively, "Common Equity") and an additional member of the board so long as they held at least 5% of the aggregate outstanding Common Equity; (ii) Aetna could designate one member of the board so long as it and its Permitted Transferees held at least 2.5% of the aggregate outstanding Common Equity; and
(iii) a majority in number of the Principal Stockholders (other than JPMCC and MSLEF), acting together with their Permitted Transferees, could designate a representative or employee of any of the Principal Stockholders as an additional member of the board, provided that not more than two members of the board could be representatives, employees or affiliates of the same Principal Stockholder or its Permitted Transferees. In addition, each party to the Stockholders Agreement other than JPMCC and each Plan Grantee was required to vote its shares of Common Stock and each party to the Stockholders Agreement was required to take such other action necessary such that, so long as Mr. Friedman was an employee of the Company, Amerin Guaranty or Amerin Re, Mr. Friedman would be a member of the board. Notwithstanding the foregoing, any party to the Stockholders Agreement that held (together with its Permitted Transferees) two-thirds of the outstanding shares of Common Equity held by the Principal Stockholders and Messrs. Brafman and Friedman and Permitted Transferees would have been entitled to designate at least two-thirds of the members of the board.

    Upon the request of a party to the Stockholders Agreement designating a director, each party to the Stockholders Agreement other than JPMCC and each Plan Grantee was required to vote its shares of Common Stock and each party to the Stockholders Agreement was required to take such other action necessary to remove and designate a replacement for such director.

    REGISTRATION RIGHTS

    The stockholders party to the Stockholders Agreement had demand registration rights with respect to "Registrable Stock" (as defined therein) held by them. One or more of such stockholders could demand registration so long as (i) the Registrable Stock sought to be registered constitutes at least 10% of the outstanding Common Equity, or (ii) if such group included Mr. Friedman or Mr. Brafman, the Registrable Stock sought to be registered by Mr. Friedman and Mr. Brafman, in the aggregate, constituted at least 1% of the outstanding Common Equity, provided that any demand pursuant to the foregoing clause (ii) could only be made once in any 12 month period. In addition, if at any time prior to the tenth anniversary of the consummation of the Company's initial public offering the Company proposed to file a registration statement under the Securities Act of 1933, as amended ("Securities Act"), either for its own account or the account of others (other than a registration statement relating to employee benefit or compensation plans, business combinations, exchange offers with existing security holders or certain other types of registrations), then each other party to the Stockholders Agreement had the opportunity, subject to certain procedures, restrictions and priorities, to register such number of shares of Registrable Stock as such stockholder requested, in which case the Company was obligated to use its best efforts to permit the inclusion in the registration statement of the Registrable Stock so requested to be included on the same terms and conditions as any similar securities of the Company included therein.

    The Company had agreed to pay all expenses associated with the exercise of registration rights under the Stockholders Agreement other than underwriting fees, discounts or commissions attributable to the sale of Registrable Stock or any out-of-pocket expenses of the selling stockholders. Under the Stockholders Agreement, the Company on the one hand and each stockholder selling Registrable Stock on the other hand had agreed to indemnify each other for certain liabilities, including liabilities under the Securities Act. The foregoing registration rights were exercised with respect to a secondary public offering of 4,025,000 shares (including 525,000 shares sold pursuant to an over-allotment option) of Common Stock consummated on February 20, 1997.

    AFFILIATE TRANSACTIONS

    The Stockholders Agreement required that any transactions between the Company, Amerin Guaranty or Amerin Re on the one hand and any other party thereto or any of their affiliates on the other hand be on an arm's length basis and required the approval of the majority of the disinterested members of the board.

    OTHER PROVISIONS.

    The Stockholders Agreement provided for certain "tag along" rights, allowing stockholders party thereto to participate in private and open market sales of Common Stock proposed by other stockholders party thereto, and certain "drag along" rights, allowing three (but not including JPMCC) of the five Principal Stockholders holding at least 55% of the Common Equity then held by the Principal Stockholders, Messrs. Friedman and Brafman, Permitted Transferees and the Plan Grantees (but not including Common Equity held by JPMCC and its Permitted Transferees) to require the other stockholders party thereto to sell all or a portion of their shares of Common Equity, to the same purchaser and on the same terms as the stockholders originally proposing such sales.

    The Stockholders Agreement placed a variety of other requirements and restrictions on transfers of Common Equity held by the stockholders party thereto. Any sales were required to be made in accordance with applicable securities laws. Any transfer other than to a permitted transferee was generally required to be a sale for cash unless each other stockholder party to the Stockholders Agreement consented. Transfers were not to be made if the board had determined in its sole discretion and good faith judgment that the proposed transferee was a competitor of the Company or was potentially adverse to certain interests of the Company.

    Messrs. Friedman and Brafman agreed in the Stockholders Agreement not to compete with the Company, Amerin Guaranty, Amerin Re or any of their respective affiliates for, in the case of Mr. Friedman, 10 years following the termination of employment, and in the case of Mr. Brafman, 3 years following the termination of employment, except for certain passive investments. Mr. Brafman retired from the Company and Amerin Guaranty in December 1996.

    CERTAIN TRANSACTIONS WITH MANAGEMENT

    Pursuant to an employment agreement between Mr. Friedman and Amerin Guaranty, in order to provide assistance with the tax liability, if any, associated with the grant to Mr. Friedman of shares pursuant to the Management Agreement (the "Friedman Shares"), Mr. Friedman has the right to borrow from Amerin Guaranty an amount equal to such tax liability. Such loan would have a term of five years and bear interest (payable at maturity) at the prime rate at the time the loan is made, would be prepayable in whole or in part by Mr. Friedman at any time or from time to time and would be accelerated to the extent of any cash proceeds from sales by Mr. Friedman of the Friedman Shares. No loans have been made by Amerin Guaranty to Mr. Friedman and no amounts are outstanding.

    Pursuant to an agreement dated March 1, 1998, between Amerin Guaranty and John F. Peterson, Senior Vice President of Amerin Guaranty, Mr. Peterson's will resign from Amerin Guaranty as of April 30, 1998. Pursuant to this agreement, Mr. Peterson will be entitled to exercise options to purchase 12,874 shares of Amerin Common Stock which otherwise would have become exercisable in two equal installments of 6,437 on January 1, 1999 and 2000, respectively. The agreement also provides for the payment by Amerin Guaranty of Mr. Peterson's medical insurance premiums through April 30, 1999. The estimated aggregate value of these benefits is $303,606, based on an assumed market price per share of Amerin Common Stock of $28.00 at the date of exercise.

    The Company and Messrs. Friedman, Kasmar and Selitto are parties to certain severance agreements. See "Severance Agreements."

    PRINCIPAL STOCKHOLDERS

    The Company maintains bank accounts with an affiliate of JPMCC, one of the Principal Stockholders. As of December 31, 1997, the balance of funds held in such accounts was $19,750. An affiliate of MS&Co has provided, and may in the future provide, advisory services to the Company.

2.  APPROVAL OF AMENDMENT OF THE 1992 LONG-TERM STOCK INCENTIVE PLAN

    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, a public company will be denied deductions in certain circumstances for compensation to the chief executive officer and the four other most highly compensated executive officers to the extent that compensation for any of such individuals exceeds one million dollars for a taxable year. Under special transition rules in the Section 162(m) regulations for newly-public companies, Awards under the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan") were not subject to the loss of deduction rules under Section 162(m). However, the Board of Directors has unanimously adopted an amendment to the Stock Incentive Plan. This amendment will increase from 300,000 to 400,000 the number of shares of the Company's Common Stock with respect to which awards may be granted to any participant under the Stock Incentive Plan in any four-year period beginning on or after September 19, 1995. The amendment was adopted by the Board of Directors in order to increase the ability of the Company to retain the services of its most senior executives over time.

    Upon the adoption of this amendment, Awards under the Stock Incentive Plan are no longer eligible for the special transition rules for newly-public companies and are subject to the loss of deduction rules under Section 162(m). The loss of deduction rules under Section 162(m), however, contain exceptions for certain awards under stock-based compensation plans, provided that the plans are approved by the stockholders of the plan's sponsor. The stock-based awards under the Stock Incentive Plan generally are intended to qualify for these exceptions. Thus, if the Stock Incentive Plan, as amended, is approved by the Company's stockholders, the Awards under such plan which otherwise satisfy the requirements of the exceptions to the Section 162(m) rules will not be taken into account in determining whether any portion of a grantee's compensation exceeds one million dollars or is non-deductible by the Company. A description of the Stock Incentive Plan is set forth herein under the caption "1992 Long-Term Stock Incentive Plan."

    The stockholders are being asked to approve the Stock Incentive Plan as amended by the Board in the manner described above. In order to be approved, this proposal must receive the affirmative vote of a majority of the shares entitled to vote at the 1998 Annual Meeting. If the stockholders do not approve the Stock Incentive Plan as amended, the amendment will be void and the Stock Incentive Plan will remain subject to the special transition rules for newly-public companies until the earliest of the date on which all shares available under the Stock Incentive Plan have been granted, the date of a material amendment to the Stock Incentive Plan or the 1999 Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK INCENTIVE PLAN, AS AMENDED, AND DULY SIGNED AND RETURNED PROXIES WILL BE SO VOTED UNLESS YOU INDICATE OTHERWISE.

3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors proposes that the stockholders ratify the recommendation of the Audit Committee of Ernst & Young LLP to serve as the Company's independent auditors for the 1998 fiscal year. The board of directors anticipates that representatives of Ernst & Young LLP will be present at the 1998 Annual Meeting to respond to appropriate questions, and will have an opportunity, if they so desire, to make a statement.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND DULY SIGNED AND RETURNED PROXIES WILL BE SO VOTED UNLESS YOU INDICATE OTHERWISE.

                               OTHER INFORMATION

    The Company has no reason to believe that any other business will be presented at the 1998 Annual Meeting of Stockholders, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

    Stockholder proposals to be presented at the 1999 Annual Meeting must be received by the Company on or before December 31, 1998, for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Secretary of the Company. In addition, the Company's By-Laws contain certain requirements with respect to the submission of proposals and the nomination of directors at any stockholder meeting.

    The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the Investor Relations Department, 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125.

                               AMERIN CORPORATION

                                     PROXY
            1998 ANNUAL MEETING OF SHAREHOLDERS OF AMERIN CORPORATION

Gerald L. Friedman and Randolph C. Sailer II, and each of them, are hereby appointed proxies, with full power of substitution, to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Amerin Corporation, to be held at the offices of Amerin Corporation, 200 East Randolph Drive, 49th Floor, Chicago, Illinois, on May 20, 1998 at 10:00 a.m., Local Time, and at any adjournments thereof, as follows, hereby revoking any proxy heretofore given.

1.  ELECTION OF TWO DIRECTORS:

                   TIMOTHY A. HOLT   AND   LARRY E. SWEDROE

/ / FOR all nominees listed above      / / WITHHOLD AUTHORITY
    (except as marked to the contrary)     to vote for all nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------

2. Amendment to the Amerin Corporation 1992 Long-Term Stock Incentive Plan to increase the maximum number of shares that may be awarded to a participant.

             / /  FOR          / /  AGAINST         / /  ABSTAIN

            (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)


3. Selection of Ernst & Young LLP as independent auditors for the 1998 fiscal year.

             / /  FOR          / /  AGAINST         / /  ABSTAIN

4. In their direction on such other matters as may properly come before the meeting, all set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CHOICE IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2 & 3.


Dated:                                 , 1998
      --------------------------------

----------------------------------------------

----------------------------------------------

(Please sign exactly as name appears hereon. If stock is owned by more than one person, all owners should sign. If signing as attorney, administrator, executor, guardian or trustee, please indicate such capacity. A proxy given by a corporation should be signed by an authorized officer.)


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THIS CORPORATION